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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

Globalstar, L.P. and Globalstar Capital Corporation


     We consent to the use in this Amendment No. 1 to the Registration Statement (Registration No. 333-57749) of Globalstar, L.P. and Globalstar Capital Corporation on Form S-4 of our reports on the consolidated financial statements of Globalstar, L.P., Globalstar Telecommunications Limited and Loral/Qualcomm Satellite Services, L.P. and the balance sheets of Globalstar Capital Corporation as of December 31, 1997 and 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.


DELOITTE & TOUCHE LLP

San Jose, California

July 13, 1998